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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors
Bankrate, Inc.:

We consent to incorporation by reference in the registration statement (No.333-87955) on Form S-8 of Bankrate, Inc. of our report dated February 25, 2002, relating to the consolidated balance sheets of Bankrate, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, redeemable stock and stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Bankrate, Inc.


/s/ KPMG LLP

West Palm Beach, Florida
March 29, 2002

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